14455 N. Hayden Road
Scottsdale, AZ 85260
O: 480.505.8800

July 24, 2018

{Via email}

Mr. Ryan Roslansky

Dear Ryan:

On behalf of GoDaddy Inc. (“GoDaddy”) I am thrilled to offer you a position as a member of its Board of Directors (the “Board”) commencing after, and subject to, your nomination by the Nominating and Corporate Governance Committee, and appointment by the Board, further subject to:

(i)	your obtaining any approvals that may be required by other Boards on which you serve (if applicable);

(ii)	your successful completion of our D&O questionnaire and its review by our counsel;

(iii)	the completion of reference and formal background checks (which are already in progress).

Following the successful completion of these items to the satisfaction of GoDaddy, your appointment to the Board will be official. We value your knowledge, expertise and talent and have developed this offer to ensure you will be well compensated for the time and dedication you will bring to our team.

Compensation. We will compensate you for your services as a member of the Board and any Board committee by providing you with the cash and equity compensation set forth in our Outside Director Compensation Policy, adopted on June 8, 2016 (“Director Compensation Policy”). Under the Director Compensation Policy (a copy of which is attached), you will be paid for your services on the Board with an annual retainer of $50,000, as well as the RSU awards set forth below. (The annual retainer will be pro-rated for 2018 based on an August 1 date.) In addition, you will be eligible to participate in our medical and dental benefits plan, should you be interested.

RSU Awards. Upon joining our Board, you will be granted an award of Restricted Stock Units (“RSUs”) valued at $220,000 (the “Initial Award”). The Initial Award vests on the one-year anniversary of the grant date, subject to your continued service through the applicable vesting date.

In addition, on the date of each annual meeting of stockholders (“Annual Meeting”) during your service on the Board, you will automatically be granted an additional award of RSUs valued at $220,000, provided that you have, as of the date of the Annual Meeting, been a Service Provider in excess of six (6) months (“Annual Award”). The Annual Award vests on the day prior to the date of the next Annual Meeting, subject to your continued service through the applicable vesting date.

The Initial Award and any Annual Award are subject to the terms of the Director Compensation Policy and any plans or agreements referenced therein. You will also need to execute the Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement upon official appointment to the Board; copies of those documents are attached.

Expense reimbursement. You will be reimbursed for all reasonable expenses incurred by you in the performance of your duties in accordance with GoDaddy’s policies.

Indemnification. As with all our directors and executive officers, you will be afforded indemnity protections pursuant to our standard Indemnification Agreement, a copy of which is attached.

Compliance. GoDaddy is a Delaware corporation and your rights and duties as a Board member are prescribed by Delaware law and our charter documents, as well as by the policies established by our Board from time to time and the rules and regulations of the U.S. Securities and Exchange Commission and the New York Stock Exchange. Upon appointment to the Board, you will become a Section 16 reporting person of GoDaddy, too. You may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity. In addition, please note that, as a director, you will be subject to the corporate policies of GoDaddy, including its Insider Trading Policy, a copy of which is attached.

No conflict. In accepting our offer, you are representing that you do not know of any conflict that would restrict you from becoming a director of GoDaddy. You also agree that, during the term of your service on the Board, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which GoDaddy or any of its affiliates is now involved or becomes involved during your service on the Board, nor will you engage in any other activities that conflict with your obligations to GoDaddy.

Confidentiality. During your service on the Board and thereafter, you agree to hold in strictest confidence, and not to use, except for the benefit of GoDaddy, or to disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information of GoDaddy, except under a non-disclosure agreement duly authorized and executed by GoDaddy. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of GoDaddy and its affiliates (“GoDaddy Group”), business strategy, contemplated merger and acquisition activity, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the GoDaddy Group’s products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the GoDaddy Group on whom you called or with whom you became acquainted during the term of your directorship), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include any information which (i) was publicly known or made generally available prior to the time of disclosure by the GoDaddy Group to you; (ii) becomes publicly known or made generally available after disclosure by the GoDaddy Group to you through no wrongful action or omission by you; or (iii) is or was in your rightful possession, without confidentiality obligations, at the time of disclosure by the GoDaddy Group as shown by your then-contemporaneous written records.

Ryan, on behalf of myself and the entire GoDaddy Board, we are truly excited to have you on our team and help us make Go Daddy Go! Our quarterly Board and Committee meetings are generally held at our Scottsdale, AZ offices, although at times they are held in CA and NYC; our next Board meeting is scheduled for Wednesday, September 12 in Palo Alto. Details for this meeting will be forthcoming.

We look forward to receiving your acceptance of this offer, and more importantly, to seeing you soon!

Sincerely,

Nima Jacobs Kelly
EVP, General Counsel & Corporate Secretary

I hereby accept the terms and conditions set forth in this letter.

/s/ Ryan Roslansky
Ryan Roslansky
July 26, 2018
Date